Exhibit 99.1

FOR IMMEDIATE RELEASE	NR11-31

Dynegy Inc. Announces Final Tender Offer Results by its subsidiary, Sithe/Independence Funding Corporation, for its 9% Secured Bonds due 2013

HOUSTON, TX September 26, 2011 — Dynegy Inc. (Dynegy) (NYSE: DYN) announced today, on behalf of its wholly-owned indirect subsidiary, Sithe/Independence Funding Corporation (Sithe), the expiration and final results of its previously announced cash tender offer for Sithe’s 9% Secured Bonds due 2013 (the Notes). The tender offer expired at 11:59 p.m., New York City time, on September 23, 2011 (the Expiration Date).

As of the Expiration Date, of the $191,687,012.47 in aggregate principal amount of outstanding Notes, $191,104,833.46, or approximately 99.70% in aggregate principal amount had been validly tendered (and not validly withdrawn), including $191,088,414.23 in aggregate principal amount, or approximately 99.69%, of the outstanding Notes that were tendered (and not validly withdrawn) as of 5:00 p.m., New York City time, on September 9, 2011 (the Consent Date). On September 12, 2011, Sithe accepted for purchase all Notes validly tendered (and not validly withdrawn) on or prior to the Consent Date and satisfied and discharged the indenture and the remaining Notes. On the final payment date, September 26, 2011, Sithe will accept for purchase, and will pay $1,080.80 per $1,000.00 principal amount of Notes, plus accrued and unpaid interest for, all Notes that were validly tendered (and not validly withdrawn) in the tender offer after the Consent Date and on or prior to the Expiration Date.

As a result of the successful cash tender offer and consent solicitation, $43.4 million in restricted cash and $83 million in letters of credit previously held at Sithe were returned to Dynegy Power, LLC when the transaction closed.

Credit Suisse Securities (USA) LLC served as the dealer manager (the Dealer Manager and Solicitation Agent) and D.F. King & Co., Inc. served as the depositary and information agent (the Depositary and Information Agent) for the tender offer and consent solicitation.

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to purchase, nor a solicitation of consents with respect to, any securities.

ABOUT DYNEGY AND SITHE

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities, the Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants, and a separate portfolio consists of approximately 1,570 megawatts from two leased power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

Sithe operates as an agent acting on behalf of its parent, Sithe/Independence Power Partners, L.P., a Delaware limited partnership (the Partnership). The Partnership was formed to develop, construct and own a natural gas-fired cogeneration facility. This facility has a design capacity of approximately 1,000 MW. Sithe was established for the purpose of issuing certain debt, including the Notes. Sithe operates as a subsidiary of the Partnership.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the tender offer. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy’s ability to address its substantial leverage on favorable terms and its ability to access the capital markets when needed; (ii) the ability of management to execute any new or revised business plan approved by Dynegy’s Board of Directors; (iii) the timing and anticipated benefits to be achieved through Dynegy’s restructuring activities and cost savings program; (iv) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (v) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (vi) beliefs about commodity pricing and generation volumes; (vii) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (ix) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (x) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xi) beliefs and assumptions about weather and general economic conditions; (xii) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xiii) expectations regarding Dynegy’s collateral demands, interest expense and other payments; (xiv) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

SOURCE: Dynegy Inc.

Dynegy Inc.
Media: 713-767-5800
or
Analysts: 713-507-6466